UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 28, 2012 (December 21, 2012)

American Realty Capital – Retail Centers of America, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-169355	27-3279039
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

San Pedro Crossing Shopping Center

On December 21, 2012, American Realty Capital – Retail Centers of America, Inc. (the “Company”) closed its acquisition of the fee-simple interest in the San Pedro Crossing Shopping Center located in San Antonio, Texas, at a contract purchase price of $32.6 million, exclusive of closing costs. The Company acquired the property through an indirect wholly-owned subsidiary of its operating partnership. The seller of the property is BB Fonds International 1 USA, L.P. The seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The San Pedro Crossing Shopping Center contains 201,965 rentable square feet and is 97% leased to 10 tenants. Three tenants, Toys/Babies “R” Us, Barnes & Noble (NYSE: “BKS”) and The Container Store, represent 62% of the annualized rental income of the property. Both Toys/Babies “R” Us and The Container Store are rated by major credit rating agencies.

The lease to Toys/Babies “R” Us contains 60,087 square feet. The lease commenced in May 2011, has a lease term of 10 years and expires in January 2021.  The lease contains no rental escalations during the lease term. The lease contains five renewal options of five years each.  The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent.  The annualized rental income for the initial lease term is $0.9 million.

The lease to Barnes & Noble contains 35,475 square feet. The lease commenced in May 1996, has a lease term of 18 years and expires in February 2014.  The lease contains a rental escalation of 2.9% in 2013. The lease contains no renewal options.  The lease is gross whereby the landlord is responsible for maintaining the roof and structure of the building and all operating expenses. The annualized rental income for the initial lease term is $0.4 million.

The lease to The Container Store contains 22,817 square feet. The lease commenced in July 1997, has a lease term of 21 years and expires in January 2018.  The lease contains no rental escalations. The lease contains three renewal options of five years each.  The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent.  The annualized rental income for the initial lease term is $0.6 million.

The Company funded the acquisition of the property with (a) a $18.0 million senior loan, (b) a $6.5 million mezzanine loan, (c) a $4.2 million unsecured loan, and (d) $3.9 million from the sale of its common stock, as described in more detail below in Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The foregoing description of the purchase and sale agreement is a summary and is qualified in its entirety by the terms of the purchase and sale agreement. The purchase and sale agreement was filed as Exhibit 10.17 to the Company’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 13, 2012, and is incorporated herein by reference.

A copy of the press release announcing the completion of the acquisition of the San Pedro Crossing Shopping Center is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 21, 2012, the Company entered into the three loan agreements as referenced in Item 2.01 of this Current Report on Form 8-K and as described in this Item 2.03 of this Current Report on Form 8-K.

The Company entered into a senior loan agreement with Ladder Capital Finance I, LLC (the “Ladder Senior Loan”) that funded a portion of the acquisition of the San Pedro Crossing Shopping Center in the amount of $18.0 million. The Ladder Senior Loan bears interest at a per annum fixed rate of 3.7%. The Ladder Senior Loan matures in January 2018 and provides for monthly interest-only payments, with all principal outstanding being due on the maturity date.

Additionally, the Company entered into a mezzanine loan agreement with Ladder Capital Finance Portfolio II, LLC (the “Ladder Mezzanine Loan”) that funded a portion of the acquisition of the San Pedro Crossing Shopping Center in the amount of $6.5 million. The Ladder Mezzanine Loan bears interest at a per annum fixed rate of 10.0% through July 2013, at which time the fixed rate per annum increases to 14.0% through maturity. The Ladder Mezzanine Loan matures in January 2014 and provides for monthly interest-only payments, with all principal outstanding being due on the maturity date.

The Company also entered into an unsecured $4.2 million loan with its sponsor, American Realty Capital IV, LLC. The loan bears interest at a per annum fixed rate of 6.0%. The loan matures in one year and provides for monthly interest-only payments, with all principal outstanding being due on the maturity date. The loan may be prepaid from time to time and at any time, in whole or in part.

Item 9.01. Financial Statements and Exhibits.

(a)(4)	The audited and unaudited financial statements, as applicable, relating to the San Pedro Crossing Shopping Center described in Item 2.01, required by Rule 3-14 of Regulation S-X are not included in this Current Report on Form 8-K. The Company will file such financial statements with the U.S. Securities and Exchange Commission within 71 calendar days after the date that this Current Report on Form 8-K is required to be filed, or by March 9, 2013.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated December 28, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

Date: December 28, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors